Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271861

Prospectus Supplement No. 3

(To Prospectus dated October 2, 2023)

ECARX Holdings Inc.

23,871,971 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,

291,679,672 CLASS A ORDINARY SHARES AND

8,872,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 2, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-271861), as amended and supplemented, including by Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-271861), with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on December 22, 2023. The Prospectus relates to (i) the issuance by ECARX Holdings Inc. of up to 23,871,971 Class A Ordinary Shares, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 291,679,672 Class A Ordinary Shares (including 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 8,872,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “ECX” and “ECXWW,” respectively. On December 22, 2023, the closing price of our Class A ordinary shares on Nasdaq was $2.62 per share, and the closing price of our warrants on Nasdaq was $0.0322 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2023

Commission File Number: 001-41576

ECARX Holdings Inc.

(Translation of registrant’s name into English)

ECARX office, 2nd Floor South, International House

1 St. Katharine’s Way

London E1W 1UN

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release—ECARX and Black Sesame Technologies Strengthen Partnership to Develop Intelligent Driving Ecosystem

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECARX Holdings Inc.

By		/s/ Jing (Phil) Zhou
Name	:	Jing (Phil) Zhou
Title	:	Chief Financial Officer

Date: December 22, 2023

Exhibit 99.1

ECARX and Black Sesame Technologies Strengthen Partnership to Develop Intelligent Driving Ecosystem

SHANGHAI, China, December 22, 2023 (GLOBE NEWSWIRE) — ECARX Holdings Inc. (Nasdaq: ECX) ("ECARX"), a global mobility technology provider, today announced that it has signed a new strategic partnership agreement with Black Sesame Technologies (“Black Sesame”), a leading automotive-grade SoC and SoC-based intelligent vehicle solution provider.

Building upon strong track record of cooperation, ECARX and Black Sesame will collaborate closely to integrate their respective research and development, product, and technical resources. The strategic partnership aims at developing cutting-edge ADAS solutions that drive business growth and solution deployment for both parties, fostering the development of an integrated intelligent driving ecosystem.

Pursuant to the strategic partnership, ECARX will share valuable supply chain information with Black Sesame, fostering collaboration with a wider range of vehicle brands. Together, the two parties will jointly develop demonstration models, accelerate innovation efforts, and push for the large-scale adoption of solutions that bring the safety, convenience, and fun of intelligent driving to a wider consumer base.

Ziyu Shen, co-founder, Chairman and CEO of ECARX, said, “I am delighted to see the significant strides that both companies have taken in deepening our partnership. Integrating Black Sesame's extensive intelligent driving capabilities into ECARX’s leading solutions will unleash unique synergies in our ecosystem. Together, we aim to generate fresh opportunities to drive innovation, achieve widespread adoption of intelligent driving, and accelerate the intelligent transformation of the global automotive industry."

Weihong Liu, co-founder and President of Black Sesame Technologies, said, "We are thrilled to embark on this strategic partnership with ECARX to jointly bring highly competitive and high-value products and solutions to the market. Black Sesame Technologies is committed to facilitating the rapid deployment of autonomous driving solutions through our vehicle computing chips, and we will continue to actively seek opportunities to collaborate with industry partners to build an open ecosystem that empowers stakeholders."

About ECARX
ECARX (Nasdaq: ECX) is a global automotive technology provider with the capabilities to deliver turnkey solutions for next-generation smart vehicles, from the system on a chip (SoC), to central computing platforms, and software. As automakers develop new electric vehicle architectures from the ground up, ECARX is developing full-stack solutions to enhance the user experience, while reducing complexity and cost.

Founded in 2017 and listed on the Nasdaq in 2022, ECARX now has over 2,000 employees based in 11 major locations in China, UK, USA, Sweden, Germany and Malaysia. The co-founders are two automotive entrepreneurs, Chairman and CEO Ziyu Shen, and Eric Li (Li Shufu), who is also the founder and chairman of Zhejiang Geely Holding Group — with ownership interests in global brands including Lotus, Lynk & Co, Polestar, Smart, and Volvo Cars. ECARX also works with other well-known automakers, including FAW and Dongfeng Peugeot-Citroën. To date, ECARX products can be found in over 5.6 million vehicles worldwide.

About Black Sesame Technologies

Black Sesame Technologies is a leading automotive-grade computing SoC and SoC-based intelligent vehicle solution provider. The company started with the Huashan Series high-computing power SoCs for autonomous driving and recently introduced the Wudang Series cross-domain SoCs to address more diverse and sophisticated demands for advanced functionalities of intelligent vehicles. Black Sesame Technologies’ proprietary automotive-grade products and technologies empower intelligent vehicles with mission-critical capabilities such as autonomous driving, smart cockpit, advanced imaging and interconnection. The company offers full-stack autonomous driving capabilities to meet broad customer needs through SoCs and SoC-based solutions, powered by in-house developed IP cores, algorithms and support software.

Forward-Looking Statements

This release contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects”, “intends”, “anticipates”, “estimates”, “predicts”, “believes”, “should”, “potential”, “may”, “preliminary”, “forecast”, “objective”, “plan”, or “target”, and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statement, see ECARX’s filings with the U.S. Securities and Exchange Commission. ECARX undertakes no obligation to update or revise and forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.

Investor Contacts:

ir@ecarxgroup.com

Media Contacts:

ecarx@blueshirtgroup.com